                                                              EXHIBIT - 10.50(d)

                         ADVANCED MICRO DEVICES, INC.

                            SECRETARY'S CERTIFICATE

        The undersigned, Thomas M. McCoy, certifies that he is the Secretary of Advanced Micro Devices, Inc., a Delaware Corporation ("the Company"), and that, as such, he is authorized to execute this Certificate on behalf of the Company, and further certifies that the attached is a fair and accurate translation of the Subsidy Agreement between AMD Saxony Manufacturing GmbH and Sachsische Aufbaubank.

        WITNESS the signature of the undersigned this 13th day of May, 1997.


                                        /s/ Thomas M. McCoy
                                        -------------------------------
                                        Thomas M. McCoy
                                        Secretary

[SEAL APPEARS HERE]

                    --The german version will be binding--

                             Sachsische Aufbaubank

                               COMMITMENT LETTER

Dresdner Bank AG                                    Dresden, February 12, 1997
in Dresden                                          M 1/Herr Zweckl-ro
Postfach 12 07 17                                   Tel.: (0351) 49 10 - 47 00

01008 Dresden

Customer no.: 262-206553
Project no.:  2514-7943

REGIONAL ECONOMIC DEVELOPMENT PROGRAMME OF THE FREE STATE OF SAXONY

Re: Application dated October 2, 1995 and Subsidy agreement dated December 18, 1995 in the form of July 24, 1996

Grant recipient:  AMD Saxony Manufacturing GmbH, 01067 Dresden


Ladies and Gentlemen,

based on the approval by the State Ministry of Saxony for Economic and Labour Affairs of the above application, the Sachsische Aufbaubank is committing by way of amending the Subsidy agreement dated December 18, 1995 in the form of July 24, 1996 an appropriated investment grant to you in the amount of

                               DM 476,687,000.00

in words:

     DM four hundred seventy six million six hundred eighty-seven thousand from funds of the Common Action (CA) "Regional Economic Structural Improvement" (CA funds) for onward transmission to the above mentioned grant recipient.

The grant will be made available in instalments as follows:


                                                          EFRD funds
                                   CA Funds               EC/Federal Government/
                                   Federal State          Federal State
--------------------------------------------------------------------------------
Account no. 972.003990.2
1997 an amount of up to            DM 138,000,000.00

Account no. 972.003968.9
1998 an amount of up to            DM 163,000,000.00

Account no. 972.004257.3
1999 an amount of up to            DM 175,687,000.00

In calculating the amount of the investment grant a total grant-in-aid of DM 500,500,000.00 has been assumed, consisting of an investment allowance of DM 23,813,000.00 and an investment grant of DM 476,687,000.00 million. If the investment allowance is increased or reduced, the amount of the investment grant will be adjusted accordingly.

GRANTING OF AN INTEREST GRANT FROM BUDGET FUNDS OF THE FREE STATE OF SAXONY

Based on the approval by the State Ministry for Economics and Labour Affairs, the Sachsische Aufbaubank is committing in particularization of the Subsidy agreement dated July 24, 1996 an interest grant in the amount of

                               DM 300,000,000.00
in words:
                           DM three hundred million

for onward transmission to the grant recipient mentioned above.

It is assumed that the interest grant will become due as follows:

1997          8,800,000.00  DM
1998         31,000,000.00  DM
1999         59,300,000.00  DM
2000         84,300,000.00  DM
2001         96,800,000.00  DM
2002         19,800,000.00  DM

The interest grant is to be used solely for the guaranteed loan in the amount of up to DM 1,650,000,000.00 to be extended for the financing of the project. The interest grant will be made available in instalments by the Sachsische Aufbaubank upon presentation of interest calculations by the principal bank.

For both grants the following conditions shall apply:

PURPOSE OF THE GRANTS

The grants have been appropriated for a specific purpose and must be used for cofinancing the costs of the project

        "Construction of a manufacturing facility for the production of microelectronics products at the investment site 01067 Dresden".

                    --The german version will be binding--

INVESTMENT PERIOD

The project shall be carried out BETWEEN MARCH 31, 1996 AND DECEMBER 31, 2006.

The project consists of two phases:

Phase 1:  March 31, 1996 to December 31, 2001
                                               and
Phase 2:  January 1, 2002 to December 31, 2006.


INVESTMENT AND FINANCIAL PLAN

The basis for the provision of the grants is the following investment and financial plan.

                                   in accordance with
                                   commitment letter
                                   dated Dec. 18,
                                   1995

INVESTMENT PLAN                    -old-                    -new-

                                   DM                       DM**
----------------------------------------------------------------------------
Purchase of real estate             [

Wafer plant

- Buildings and infrastructure**
- Plant and equipment

Development centre                                    *

- Buildings and infrastructure
- Plant and equipment


Start-up expenditure
                                                                            ]

**According to the AMD Plan dated Sept. 1996

* CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                               -old-              -new-

FINANCIAL PLAN                             DM                  DM
-------------------------------------------------------------------------------
Contribution of equity funds by          [
AMD/USA (share capital/shareholder
loans

Contribution of funds sourced from
the cash flow of the grant recipient
from 2001 onwards                                          *

Investment allowance

Investment grant from CA funds

Loan provided by the principal bank

                                                                               ]


NOTES ON THE CALCULATION OF THE PUBLIC FINANCIAL ASSISTANCE:

The calculation of the CA grant is based on maximum costs eligible for assistance in the amount of DM 1,430,000,000.00. This amounts corresponds to maximum total investment eligible for assistance of DM 1,000,000.00 per permanent job created.

It has to be noted, that the cost eligible for assistance actually incurred may be subsidized by grants and other public financial aid up to a maximum rate of 35%.

The interest grant has been calculated on the basis of a loan requirement from the principal bank in the amount of up to DM 1,650,000,000.00. This additional grant is designed to off-set the interest expenses of the grant recipient during the investment phase up to the year 2002 and thereafter, if the interest grant has not been fully used.


JOBS

The calculation of the public financial assistance is based on the assumption that through the investment at least 1,430 permanent jobs will be created, which will be filled in full by the end of the year 2001. The grant recipient is not obliged to create special jobs for women.

* CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                    --The german version will be binding--

With regard to the reporting requirements concerning the creation and filing of the permanent jobs we, in addition, refer to Clause 6 of the General Conditions as well as to the repayment provisions according to Clause 7 of the General Conditions.


DRAWDOWN OF FUNDS FROM THE COMMON ACTION "REGIONAL ECONOMIC STRUCTURAL IMPROVEMENT"

The grant may be drawn down on January 30, April 30, July 30 and October 30 of each year upon fulfillment of the following drawdown requirements by making use of the attached notice of drawdown forms (Appendix 5):

- The overall financing of the project has been secured.

- Before the first drawdown the grant recipient has received equity and shareholder loans amounting to DM 143,000,000.00 and cost eligible for assistance in the amount of DM 143,000,000.00 have been incurred.

Grants may be drawn down for costs eligible for assistance before presentation of invoices if such costs are expected be incurred in the subsequent 2 months after disbursement.

To each Notice of Drawdown a confirmation of an auditor according to Appendix 5b has to be attached.

Otherwise the drawdown requirements mentioned in Section 2 of the General Conditions - Version for the Principal Bank - and - Version for the Grant Recipient - shall apply, insofar as nothing else has been agreed in this subsidy agreement (including the Schedule of Conditions).


PROCESSING FEE

We shall charge no fee for the processing of the grant application.

We cover your own processing charges you may arrange with the grant recipient for a flat fee up to [*] of the committed investment and interest grant.


DRAWDOWN OF THE INTEREST GRANT FUNDS

The interest grant will also be disbursed through us upon evidence that interest payments are due on the above mentioned load provided by the principal bank.


GENERAL CONDITIONS

The attached General Conditions for Grants from the Regional Economic Structural Development Programme of the Free State of Saxony - Version for the Principal Bank, including the Additional Agreements concluded with the Letter of Consent between Dresdner Bank AG in Dresden and the Sachsische Aufbaubank dated January 31, 1997 and Version for the Grant Recipient - and the Schedule of Conditions are an integral part of this commitment letter.


                    * CONFIDENTIAL INFORMATION OMITTED AND
                     FILED SEPARATELY WITH THE SECURITIES
                            AND EXCHANGE COMMISSION

You undertake to conclude a corresponding subsidy agreement with the grant recipient on the basis of this commitment letter and to incorporate the above mentioned General Conditions - Version for the Grant Recipient - as an integral part of your subsidy agreement with the grant recipient.

The principal bank assigns with immediate effect all claims arising from this agreement to the Sachsische Aufbaubank. The Sachsische Aufbaubank accepts this assignment.


Yours faithfully,




Appendices:
----------
1.  Schedule of Conditions
2.  General Conditions for the Principal Bank and the Grant Recipient, August
    1995
3.  Letter of Consent including the Additional Agreements dated January 31, 1997
4.  Declaration of Liability
5.  Drawdown documents a) + b) + c)
6.  Certificate of intermediate-use and Certificate of use a) + b)

Appendix 1
----------

                            SCHEDULE OF CONDITIONS

to the letter
dated February 12, 1997

AMD SAXONY MANUFACTURING GmbH

Customer no. 262-206553


GENERAL COVENANTS:

1. Financial assistance is provided on the basis of the General Conditions for Grants under the Regional Economic Development Programme of the Free State of Saxony, Version 31514 dated August 1995 and 31515 dated August 1995.

2. In granting this assistance we assume that the intangible assets being subsidised have not been acquired/will not be acquired from affiliated companies or companies with other business, legal or personnel linkages.

3. Assistance is granted provided that the grants will be claimed back (pro rata, as the case may be) in the event that the subsidised economic assets leave the Grant recipient's possession during the commitment period or are no longer used in the Grant recipient's facility with the exception of expenditure on replacements of at least the same value in the ordinary course of business. Other usage of project (e.g. renting/leasing) or a disposal of assets shall be excluded. Renting and leasing in the course of a demerger, pooling of interests or partnership shall be subject to approval by the Sachsische Aufbaubank ("SAB").

4. Assistance is granted provided that the Grant recipient is endowed with a nominal share capital in an amount of DM 217.5 million and entered in the Register of Companies. The total amount must be paid up by no later than end 1997.

5. Assistance is provided subject to the granting of shareholder loans by Advanced Micro Devices, Inc., Sunnyvale California/U.S.A. ("AMD Inc.") totalling DM 290 million in favour of the Grant recipient to be paid in two
              --------------
    instalments of DM 145 million each in 1998 and 1999. During the term of the
                   --------------
    guaranteed loans interest and redemption payments on the shareholder loans will require the prior approval of SAB.

6. Assistance is granted provided that any overruns of the anticipated total investment costs for the construction of the production facility in Dresden (including the development centre) above and beyond DM 2,430,000,000.00 million (excluding additional investment coast for ongoing capital expenditure in the amount of DM 551,000,000.00) up to a further amount of altogether DM 225,000,000.00 million by additional equity and bank loans (with 65% guarantee backing) in the ratio 1:2 and to finance in full any investment cost overruns in excess thereof by additional equity (nominal capital/shareholder loans).

 7. Assistance is granted provided that AMD Inc. and the Grant Recipient conclude a "Wafer Purchase Agreement" with the Borrower to take - from the time of completion (which is scheduled to take place by 2001 at the least) onwards -all the output from the Dresden plant on the basis of full cost reimbursement in DM prices plus a 10%-profit-margin complying with German cost accounting principles and including the development centre, according to the following provisions:

     - reimbursement of start-up losses for the years 1996 to 1998 exceeding the budgeted amounts as well as a provision for the years 1999 and 2000 concerning cost reimbursement by AMD Inc. in the amount of 75% and 105% irrespective of the actual capacity utilization;

     - AMD Inc. covers the market risk within a capacity utilization range from 100% to 75% p.a. of the planned/standard capacity utilization by securing a "stable cash-flow" within this capacity utilization range.

     Compliance with the above mentioned provisions shall be confirmed each year by the auditor in the course of the annual audit of the Grant recipient.

 8. Assistance is granted provided that any market-induced adjustments in production will be shared proportionally amongst all the production facilities belonging to the AMD group manufacturing products comparable to those of the Grant recipient, according to the principle of equal treatment, if the actual capacity utilization of AMD Manufacturing GmbH falls below 75% of the planned/standard capacity utilization. Other allocations are only permissable, if AMD Inc. covers the cashflow shortfall of AMD Saxony Manufacturing GmbH caused by such allocations; determination of such other AMD production facilities as well as the monitoring of adherence to the equal treatment principle monitored will be carried out in suitable manner with aid of neutral third parties.

 9. Assistance is granted provided that any permanent cash flow surpluses of the Grant recipient's will be used for premature repayment of the guaranteed loans to be agreed upon between the Grant Recipient and lenders in a separate arrangement.

10. Assistance is granted provided that in addition to production bona fide research will be carried out at the Dresden plant and the development centre will be occupied with the design and development of modern products; for this the following declaration issued by AMD Inc. in a letter dated January 18th, 1996 shall apply:

     "In this respect the design centre will be a genuine research and development facility. 200 high qualified staff there will devote themselves to the research and development of modern products. Much of their activity will consist of independent research into state-of-the-art technology, emphasis being placed on the development and design of new products for manufacture not only in Dresden but in AMD's facilities worldwide. The range of products will probably comprise a broad spectrum of state-of-the-art digital components such as microprocessors and circuits for telecommunications and the multimedia sector. In

                    --The german version will be binding--

     line with the design centres at our locations in the United States, the Dresden facility will also address the redesign and development of variations on existing products."

     The declaration issued by AMD Inc. in a letter dated January 18th, 1996 shall apply:

     "We accept that in the event AMD should default on the loan and that the banks then take over the facility, a qualified buyer of the facility should be able to produce his own products there using the equipment and tools set in place.... We believe that the facility and the equipment set in place will be sufficient to allow operation of the production facility. Thus a qualified buyer would not be encumbered from manufacturing his own products in the facility."

11. Assistance is granted provided that any exchange of goods and services between the Grant recipient and AMD Inc. as well as companies within the reach of influence of AMD Inc. going beyond the "Wafer Purchase Agreement" will be settled on the basis of customary market terms; the auditor will comment on this in the course of their annual audits of the Grant recipient.


DISBURSEMENT CONDITIONS:

 1. The current certified annual financial statements and an analysis of the operating figures for the month preceeding the disbursement must be sent to SAB with each Notice of Drawdown provided that the actual certified annual statement has not been presented at a previous drawdown. The results must justify the disbursement of public financial aid. A disbursement is not justified, if based on the above mentioned information there is an imminent threat to the continued existence of the Grant Recipient.

 2. The real estate purchase contract must be sent to us prior to the first disbursement.

 3. The Articles of Incorporation as well as the bylaws of the Grant recipient must be submitted to us prior to the first disbursement. Any change of the legal situation has to be immediately announced to the SAB.

 4. Cost eligible for assistance include the cost of purchase or the cost of manufacturing for tangible fixed assets (Sachanlagevermogen) according to German GAAP with regard to the investment project. Excluded from assistance are capital expenditure for the procurement of replacement assets, vehicles, minor-value assets, real estate and capitalised real estate expenses.

     The Grant recipient will be obliged to capitalise the capital expenditures as stated in the investment plan approved in conjunction with the loan commitment as additions to the company's fixed assets.

     Prior to the first disbursement we must receive confirmation from the tax adviser/auditors and from the Grant recipient that they have taken note of the above mentioned conditions.

 5. Prior to the first disbursement AMD Inc. and the Grant recipient shall confirm to us that the investment project supported by the CA grant has not been, and will not be, the object of previous or future applications for public aid funds. Likewise confirmation must be rendered that the Sachsische Aufbaubank has been notified of all the grants employed or applied for in connection with the subsidised investment project for which assistance is being provided herewith.

 6. Prior to the first disbursement of funds confirmation by the principal bank must be submitted that financing of the project is secured in accordance with the financial plan described in the grant offer provided that the Grant recipient shall communicate and comment any deviations from the financial plan. In the event that additional financial assistance is provided, causing the maximum permissible amount of subsidies to be exceeded, we reserve the right vis-a-vis the Grant Recipient to reduce the grant proportionately.

 7. Prior to the first disbursement of funds the formal declaration by the principal bank and the loan agreements must be presented to us. Furthermore, an updated financial plan of the Grant Recipient's has to be submitted to us.

 8. For the present grant offer and the amount of subsidies on which it is based we have assumed that no special depreciation will be claimed for the
                                -----------------------
     economic assets for which assistance is granted. This must be confirmed to us in writing by the tax adviser/auditors prior to the first disbursement of funds. Furthermore such confirmation has to be rendered within each annual financial statement of the Grant recipient.

 9. We further assume that the Grant recipient has fulfilled its tax commitments. A certificate of non-objection from the tax authorities providing information on the tax-related circumstances of the company and its shareholders must be sent to us prior to the first disbursement of funds.

10. Before the first disbursements of funds related to capital expenditure on construction evidence must be submitted to SAB that an incontestable building permit has been issued therefor.

11. In the event that the equity (nominal capital and shareholder loans) scheduled in the above financial plan is not employed in full, AMD Inc. and AMD Saxony Holding GmbH shall assume joint and several liability together with the Grant Recipient for the cases set forth in Sections 7 and 8 of the General Conditions for the Grant Recipient in version 31515 dated August 1995. The original of the attached declaration, duly signed and sealed with the company stamp - must be presented to SAB no later than at the time of first drawdown of the grants.

12. Prior to the first disbursement commercial register excerpts of the Grant Recipient and of AMD Saxony Manufacturing GmbH have to be provided to SAB via the principal bank.


DISCLOSURE REQUIREMENT AND CERTIFICATES OF USE

 1. The Grant recipient shall immediately notify the SAB, if the total investment cost are reduced or the financing is changed by more than DM 10,000,000.00 --. Other-

                    --The german version will be binding--

     wise Section 6 of the General Conditions - Version for the Grant recipient
     - and - Version for the principal bank - shall apply.

 2. The Grant recipient shall submit Certificates of use to us via the principal bank. The final Certificate of use (Appendix 6a) shall be presented no later than six months after termination of the investment project, by June 30, 2007, to the Sachsische Aufbaubank (SAB). Six months after termination of the first stage of the investment - June 30, 2002 - an initial Certificate of intermediate use (Appendix 6b) shall be submitted without further reminder. SAB reserves the right to call for further Certificates of intermediate use. In addition, on February 1 of each year a report on the progress of the project shall be submitted to SAB, starting with August 1, 1997. Separate reports shall also be submitted to the European Commission if so required.

     The correctness of the statements in the certificates of use and their compliance with the books and records has to be confirmed by an auditor.

 3. At the end of each year the principal bank shall submit a Certificate of intermediate use with regard to the interest grants furnished. This Certificate of intermediate use (Appendix 6b) must contain confirmation of the amount of interest expenses paid on the loan provided by the principal bank in connection with use of the loan for the investment project in Dresden. Further Certificates of use shall be submitted by the Grant Recipient and the principal bank upon request of the SAB or its agents.


RECISSION OF GRANTS

A recission of grants in case the number of permanent jobs the financial assistance is based on are not filled or are not filled in full is only possible until June 30, 2007.

In the event grants are claimed back due to a partial non-compliance with the conditions and/or other conditions for the provision of financial assistance the recission of the grant is limited to a corresponding grant amount. Grants can completely or partially be claimed backed even if the reason for recission has been set by AMD Saxony Holding GmbH.


WASTE MANAGEMENT AND SOIL PROTECTION

The Grant recipient has to confirm within the subsidy contract that he will comply with the objectives of waste management and soil protection (Section 1 and Section 7 EGAB / First Law on Waste Management and Soil Protection in the Free State of Saxony) in an exemplary manner.


MISCELLANEOUS

As far as, in the course of the final revision of the guarantee application, any changes of or additions to the covenants become necessary, the adjustment of the covenants of the commitment letter is reserved.

                                                                     Appendix 2a

                               General Provisions

                                 for Subsidies
                 from the Regional Economic Development Program
                          of the Free State of Saxony

                      - Version for the Subsidy Recipient

1.        Use of the Subsidy

1.1 The subsidy funds may only be used for the project named in the acceptance for proportional coverage of the sponsored costs estimated according to the application within the framework of the financing plan.

1.2 The subsidy recipient must demonstrate the use of the subsidy according to the attached forms or according to the documents provided for verification of the source and disposition statement via the company's bank to the Saxon Development Bank [SAB] on his own accord on the occasion of each disbursement and after completion of the project.

          The subsidy recipient must retain the records and all documents otherwise associated with assistance for at least 5 years, starting from the end of the project (funds commitment term), if a longer retention period is not defined according to provisions of tax law or other regulations.

1.3       The project shall begin as soon as possible.

2.        Request/Disbursement of the Subsidy

2.1 The subsidy recipient may only request the subsidy funds using the attached request forms, when complete project financing is guaranteed.


          The subsidy funds many only be called proportionally for already incurred sponsored costs.

          Within the framework of proportional financing the subsidy funds should be used in proportion with the stipulated subsidy recipient's own and other funds. The first call can be made when 10% of the sponsored project costs have been incurred.

          Using the attached form an interim source and disposition statement should be kept for investment measures and the call statement should be attached. For non-investment measures the corresponding invoice copies should be attached.

2.2 If it is subsequently ascertained that the subsidy has been claimed in whole or in part although the prerequisites for it were absent, the amounts drawn contrary to the provisions must be immediately repaid via the company's bank to the SAB. They can only be called again when the prerequisites for the request have been satisfied.

3.        Transfer

          Transfer of claims from the subsidy agreement shall only be possible with the consent of the company's bank and the Saxon Development Bank. The company's bank shall be entitled to transfer or assign all claims against the subsidy recipient besides ancillary rights or possibly surrendered securities resulting from the subsidy agreement to the Saxon Development Bank.

4.        Reduction Proviso

          The company's bank reserves the right to reduce the amount of the subsidy in proportion on behalf of the Saxon Development Bank if the sponsored costs of the project are lowered, other assistance funds are increased, or other assistance funds are granted. Already disbursed amounts must be immediately repaid to the Saxon Development Bank to the extent they exceed the reduced subsidy amount.

5.   Audit Rights

          The Saxon Development Bank, the Free State of Saxony, represented by its responsible agencies or an agency commissioned by them, and the General Accounting Office of the Free State of Saxony and the company's bank shall be entitled to review economical administration and use of the dedicated subsidy by the subsidy recipient according to the terms. To the extent EU funds are used, the equivalent shall apply to the responsible EU agencies. The company's bank shall be entitled to charge the costs which may result from the audit to the subsidy recipient.

          It shall be incumbent on the subsidy recipient to provide information about the sponsored project to these agencies and to allow inspection of company documents.

6.        Information Obligations/Funds Commitment Term

          It shall be incumbent on the subsidy recipient to immediately indicate to the company's bank when changes arise relative to the information in the application and all other submitted documents which are all relevant to the subsidy. This disclosure obligation shall begin with the acceptance date and end 5 years after completion of the project (funds commitment term).

          In particular this disclosure obligation shall be immediate for the subsidy recipient when

6.1 after submitting the financing plans he requests or receives further allocations for the same purpose from other public agencies or when the total expenditures are reduced or financing is changed by more than 1000.- DM.

6.2 the number of permanent/training and women's jobs to be created or guaranteed decreases,

6.3       the circumstances specified under item 7 prevail,

6.4       shutdown, sale, lease or rental of the sponsored plant in whole or in part is impending or institution of a general attachment execution according to the General Attachment Act or comparable insolvency proceedings is requested for the property of the subsidy recipient.

6.5       corporate legal relationships change.

7.        Cancellation of the Agreement and Recovery of the Subsidy

7.1 The company's bank shall be entitled to withdraw from this subsidy agreement for good cause and to recover the subsidy for immediate repayment, especially when

7.1.1     the subsidy recipient has improperly acquired the subsidy,

7.1.2 he is not executing the sponsored project or deviates from the investments/non-investment measures underlying this acceptance.

7.1.3 he does not immediately use the subsidy in accord with the purpose specified in this acceptance,

7.1.4 he does not satisfy the conditions, directions and other obligations associated with the subsidy agreement,

7.1.5 he does not properly keep the source and disposition statement according to the source and disposition statement form attached to the acceptance or the documents provided for keeping the source and disposition statement or does not submit them immediately after completion of the project,

7.1.6 the number of permanent/training and women's jobs to be created or guaranteed which are necessary for the assistance are not filled or not reached.

7.1.7     other requirements for assistance are not met,

7.1.8     assistance requirements subsequently cease to exit,

7.1.9     before expiration of the funds commitment term (see item 6)

          - the sponsored plant is shut down, sold, leased or rented in its entirety or in part,

          -    sponsored capital goods separate from the sponsored plant,

          - institution of a general attachment execution or comparable insolvency proceedings is requested for the property of the subsidy recipient.

7.1.10 The Saxon Development Bank has not approved a change of corporate legal relationships.

7.2 Jobs must be in fact held or at least continually offered on the labor market for a supervisory period of at least 5 years after the end of the project (funds commitment term, item 6).

          If the number of employees after completion of the project does not correspond to the required number of permanent/training and women's jobs, because the permanent/training and women's jobs have not been created, the company's bank shall recover the subsidy in its entirety or in proportion. The company's bank will also recover the subsidy if permanent jobs have not been made available without interruption to the labor market during the funds commitment term (see item 6). This can be assumed if the number of actual employees during this five year period was less for a longer time interval than the required number of permanent/training and women's jobs.

7.3 Women's jobs should be held for a period of at least 5 years after completion of the project.

          The Saxon Development Bank will proportionally recover via the company's bank the subsidy accepted to create women's jobs for the times during which the total number of women's jobs cannot be proven.

8.   Interest surcharge

8.1 The subsidy recipient must refund the subsidy at the request of the company's bank when there are grounds for reduction as per item 4 or there are grounds for cancellation as per items 7.1 - 7.3 and must pay interest from the time of disbursement on at the given lombard lending rate.

8.2 It shall moreover be incumbent on the subsidy recipient at the request of the company's bank to refund the subsidy or partial amounts thereof and to pay interest in the amount specified in item 8.1 from the date of disbursement on, if

          a) the subsidy recipient has not used the subsidy made available to him for payments rendered,

          b) the subsidy was not immediately returned to the Saxon Development Bank for lack of field of application,

          c) due reduction of the subsidy for lack of notice by the subsidy recipient did not take place

9.   Amendments and Additions to the Agreement

          Amendments and additions to the subsidy agreement must be in writing.

10.    Legal invalidity of individual provisions

          If individual provisions of this agreement should be or become invalid, the other agreement provisions shall remain unaffected thereby. It shall be incumbent on the parties to the agreement to replace invalid provisions by equivalent provisions.

                                                                     Appendix 2b

                               General Provisions

                                 for Subsidies
                 from the Regional Economic Development Program
                          of the Free State of Saxony

                        - Version for the Company's Bank

1.        Use of the Subsidy

1.1 The subsidy funds may only be used for the project named in the acceptance for proportional coverage of the sponsored costs estimated according to the application within the framework of the financing plan.

1.2 The company's bank shall supervise the use of the subsidy funds, have their use according to the terms demonstrated, and on its own accord shall confirm to the Saxon Development Bank the correctness of the source and disposition statement after completion of the project on its forms or on the documents provided for this purpose.

          The retention period for records and all documents otherwise associated with assistance is at least 5 years, starting from the end of the project (funds commitment term), if a longer retention period is not defined according to provisions of tax law or other regulations.

2.        Request/Disbursement of the Subsidy

2.1 The company's bank may only request the subsidy funds using the attached request forms, when complete project financing is guaranteed.


          The subsidy funds many only be called proportionally for already incurred sponsored costs.

          Within the framework of proportional financing the subsidy funds should be used in proportion with the stipulated subsidy recipient's own and other funds. The first call can be made when 10% of the sponsored project costs have been incurred.

          Using the attached form an interim source and disposition statement should be kept by the subsidy recipient and the call statement should be attached. For non-investment measures the corresponding invoice copies should be attached.

2.2 If it is subsequently ascertained that the subsidy has been claimed in whole or in part although the prerequisites for it were absent, the amounts drawn contrary to the provisions must be immediately repaid to the Saxon Development Bank. They can only be called again when the prerequisites for the claim have been satisfied.

3.        Transfer

          Transfer of claims from the subsidy agreement shall only be possible with the consent of the company's bank and the Saxon Development Bank.

4.        Reduction Proviso

          The Saxon Development Bank reserves the right to reduce the amount of the subsidy in proportion if the sponsored costs of the sponsored project are lowered, other assistance funds are increased, or other assistance funds are granted. Already disbursed amounts must be immediately repaid to the Saxon Development Bank to the extent they exceed the reduced subsidy amount.


5.        Audit Rights

          The Saxon Development Bank, the Free State of Saxony, represented by its responsible agencies or an agency commissioned by them, and the General Accounting Office of the Free State of Saxony shall be entitled to undertake an audit at any time at the company's bank if necessary in conjunction with granting of the subsidy and in doing so to inspect all documents relating to the subsidy. To the extent EU funds are used, the equivalent shall apply relative to the responsible EU agencies. The company's bank shall compensate the costs which may result from the audit. They can be charged to the subsidy recipient.

          The company's bank must furnish any desired information to these agencies.

6.        Information Obligations/Funds Commitment Term

          It shall be incumbent on the company's bank to immediately indicate to the Saxon Development Bank when changes arise relative to the information in the application and all other submitted documents which are all relevant to the subsidy. This disclosure obligation shall begin with the acceptance date and end 5 years after completion of the project (funds commitment term).

          In particular this disclosure obligation shall be immediate for the company's bank when

6.1 after submitting the financing plans the subsidy recipient requests or receives further allocations for the same purpose from other public agencies or when the total expenditures are reduced or financing is changed by more than 1000.- DM.

6.2 the number of permanent/training and women's jobs to be created or guaranteed decreases,

6.3       the circumstances specified under item 7 prevail,

6.4       shutdown, sale, lease or rental of the sponsored plant in whole or in part is impending or institution of a general attachment execution according to the General Attachment Act or comparable insolvency proceedings is requested for the property of the subsidy recipient.

6.5 the company's bank is to be changed. The Saxon Development Bank must approve the change of the company's bank.

7.        Cancellation of the Agreement and Recovery of the Subsidy

7.1 The company's bank will withdraw from the subsidy agreement concluded with the subsidy recipient for good cause at the request of the Saxon Development Bank and recover the subsidy for immediate repayment, especially when

7.11      the subsidy recipient has improperly acquired the subsidy,

7.12 he is not executing the sponsored project or deviates from the investments/non-investment measures underlying this acceptance,

7.13 he does not immediately use the subsidy in accord with the purpose specified in this acceptance,

7.14 he does not satisfy the conditions, directions and other obligations associated with the subsidy agreement,

7.15 he does not properly keep the source and disposition statement according to the source and disposition statement form attached to the acceptance or the documents provided for keeping the source and disposition statement or does not submit them immediately after completion of the project,

7.16 the number of permanent/training and women's jobs to be created or guaranteed which are necessary for the assistance are not filled or not reached.

7.17      other requirements for assistance are not met,

7.18      assistance requirements subsequently cease to exit,

7.19      before expiration of the funds commitment term (see item 6)

          - the sponsored plant is shut down, sold, leased or rented in its entirety or in part,

          -    sponsored capital goods separate from the sponsored plant,

          - institution of a general attachment execution or comparable insolvency proceedings is requested for the property of the subsidy recipient.

7.2 Jobs must be in fact held or at least continually offered on the labor market for a supervisory period of at least 5 years after the end of the project (funds commitment term, item 6).

          If the number of employees after completion of the project does not correspond to the required number of permanent/training and women's jobs, because the permanent/training and women's jobs have not been created, the Saxon Development Bank shall recover the subsidy in its entirety or in proportion via the company's bank. The Saxon Development Bank will also recover the subsidy if permanent/training and women's jobs have not been made available without interruption to
          the labor market during the funds commitment term (see item 6).   This
          can be assumed if the number of actual employees during this five year period was less for a longer time interval than the required number of permanent/training and women's jobs.

7.3 Women's jobs should be held for a period of at least 5 years after completion of the project.

          The Saxon Development Bank will proportionally recover via the company's bank the subsidy accepted to create women's jobs for the times during which the total number of women's jobs cannot be proven.

7.4 When there are grounds for reduction as per item 4 or there are grounds for cancellation as per items 7.1 - 7.3 the company's bank will immediately remit the repaid subsidy to the Saxon Development Bank.

7.5 The Saxon Development Bank shall be entitled to withdraw from this subsidy agreement for good cause and demand immediate repayment of the subsidy, especially when

          a) the company's bank has acquired the subsidy improperly or contrary to the provisions of the subsidy agreement,

          b) the company's bank violates some other obligation assumed with the subsidy agreement.

8.   Interest surcharge relative to the subsidy recipient

8.1 The subsidy recipient must refund the subsidy at the request of the Saxon Development Bank when there are grounds for reduction as per item 4 or there are grounds for cancellation as per items 7.1 - 7.3 and must pay interest from the time of disbursement on at the given lombard lending rate.

          It shall be incumbent on the company's bank to lodge the reimbursement claim besides any interest at the request of the Saxon Development Bank against the subsidy recipient and to remit it immediately to the Saxon Development Bank.

8.2 It shall moreover be incumbent on the subsidy recipient at the request of the Saxon Development Bank to refund the subsidy or partial amounts thereof and to pay interest in the amount specified in item 8.1 from the date of disbursement on, if

          a) the subsidy recipient has not immediately used the subsidy made available to him for payments rendered,

          b) the subsidy was not immediately returned to the Saxon Development Bank for lack of field of application,

          c) due reduction of the subsidy for lack of notice by the subsidy recipient did not take place.

          It shall be incumbent on the company's bank to lodge the reimbursement claim besides any interest at the request of the Saxon Development Bank against the subsidy recipient and to remit it immediately to the Saxon Development Bank.

9    Interest surcharge relative to the company's bank

9.1 The company's bank must refund the subsidy at the request of the Saxon Development Bank when there are grounds for withdrawal as per item 7.5 and must pay interest from the time of disbursement on at the given lombard lending rate.

9.2 It shall moreover be incumbent on the company's bank at the request of the Saxon Development Bank to refund the subsidy or partial amounts thereof and to pay interest in the amount specified in item 9.1 from the date of disbursement on, if


          a) it does not transmit the subsidy immediately to the subsidy recipient,

          b) the subsidy has not been returned immediately to the Saxon Development Bank for lack of field of application,

          c) it does not remit amounts which it is obligated to remit to the Saxon Development Bank according to the agreement.

10.       Mode of Payment

          All payments to the Saxon Development Bank shall be made at the risk and costs of the company's bank.

11.       Amendments and Additions to the Agreement

          Amendments and additions to the subsidy agreement must be in writing.

12.       Legal invalidity of individual provisions

          If individual provisions of this agreement should be or become invalid, the other agreement provisions shall remain unaffected thereby. It shall be incumbent on the parties to the agreement to replace invalid provisions by equivalent provisions.

                                                                      Appendix 3

                                 Declaration of Agreement

Saxon Development Bank
Pirnaische Strasse 9

01069 Dresden

Customer No.: 262-206553
Project No.: 2514-7943

Regional Economic Development Program of the Free State of Saxony

Company: AMD Saxony Manufacturing GmbH

Dear Sirs:

          We hereby declare ourselves in agreement with the contents of your amended acceptance (including all appendices) dated February 12, 1997 with recognition of the General Provisions for Subsidies from the Regional Economic Development Program of the Free State of Saxony which were sent to us, including the Supplementary Agreement dated February 12, 1997 which has been countersigned by us and which is attached to this Declaration of Agreement.

          It shall be incumbent on us to conclude the subsidy agreement with the subsidy recipient on the basis of this acceptance and to make the direction sheet and the General Provisions - Version for the Subsidy Recipient - (as modified by the Allocation Instruction and the instruction sheet) part of our subsidy agreement with the subsidy recipient.


-------------------------            -------------------------------------------
(Date and Place)                     (Stamp and signature of the Company's Bank)

                                 Supplementary Agreements

     The Saxon Development Bank (hereinafter called the "SAB") has submitted to Advanced Micro Devices Saxony Manufacturing GmbH Dresden (hereinafter called "AMD Saxonia or "subsidy recipient") as the subsidy recipient via the company's bank an amended proposal dated February 12, 1997 for construction of a plant for manufacture of microelectronic products in Dresden for extending investment subsidies in the amount of 476,687,000.00 DM and interest subsidies in the amount of 300,000,000.00 DM (jointly also the "subsidies").

     Within the framework of the company's bank process conventional in the Free State of Saxony the subsidies shall be extended via the Dresdner Bank AG in Dresden ("Dresdner Bank") as the banker to the subsidy recipient.

     To specify and delineate the obligations to be assumed by the company's bank and the possible liabilities associated therewith for them, the following shall hereby be agreed upon by way of clarification and in addition to the allocation instruction and the General Provisions for Subsidies from the Regional Economic Development Program of the Free State of Saxony - version for the Company's Bank - status 08/95 ("General Provisions" or "AGB") between the SAB and Dresdner Bank as the prerequisite for assuming the function of the company's bank:

1. The SAB shall make available to the Dresdner Bank investment subsidies in the amount of 476,687,000 DM and interest subsidies in the amount of 300 million DM for transfer to the subsidy recipient. With signing of the declaration of agreement by the Dresdner Bank an agency agreement between SAB and Dresdner Bank shall exist.

2. Thus it shall be incumbent on the Dresdner Bank to transfer the subsidy to AMD Saxonia and to make the AGB (Version for the Subsidy Recipient) and the conditions and disbursement prerequisites part of its subsidy agreement with AMD Saxonia.

3. Dresdner Bank shall not be liable to the SAB for repayment of the subsidies, but only for careful fulfillment of its obligations to SAB accepted expressly in this agreement, as the banker of the subsidy recipient. Item 7.5 (a) of the AGB (Version for the Company's Bank) shall constitute one exception thereto.

     These obligations must be satisfied with the diligence which Dresdner Bank is accustomed to exercising in its own affairs as well.

4. Within the framework of supervision of the funds call and monitoring the use of the funds, the Dresdner Bank shall fulfill its obligations to the SAB by monitoring the use of the subsidies by causing to be demonstrated the use of the subsidies according to the terms with the employment of an auditor of the subsidy recipient agreeable to the company's bank. Dresdner

     Bank will have the correctness of the source and disposition statement confirmed once again by the auditor after completion of the project and will forward this confirmation to the SAB.

     The Dresdner Bank shall coordinate the manner of confirmation with the SAB. In addition, the Dresdner Bank shall verify the correctness of the confirmation by random sampling. With regard to the interest subsidies proof shall be furnished by submitting the corresponding bank confirmations regarding interest accrued.

5. The subsidies shall be claimed via the company's bank by call declaration of the subsidy recipient. The subsidy recipient will attached one source and disposition statement at a time to the call declaration. All source and disposition statements must be kept by the subsidy recipient. The Dresdner Bank shall not be liable either for the timely submittal or for late filing of the source and disposition statements.

6. The retention obligation for records and all documents otherwise associated with assistance according to item 1.2 of the General Provisions and the disclosure obligation according to item 6 of the General Provisions shall end 5 years after completion of the project.

7. Complete financing of the project shall be considered guaranteed with delivery of the company's bank declaration desired by the SAB in conjunction with the granting of the subsidies.

8. Amounts drawn contrary to the provisions according to item 2.2 of the General Provisions must be repaid by the subsidy recipient via the Dresdner Bank or at the request of the SAB by him directly to the SAB. The equivalent shall apply to repayment of reduced subsidy amounts (item 4 of the AGB) and to recovery of subsidy amounts (item 7.2 of the AGB). Item
     7.4 of the AGB shall apply.

9. The Dresdner Bank as the banker of the subsidy recipient shall furnish to the SAB, the Free State of Saxony and the responsible EU agencies on request all information necessary in conjunction with the granting of the subsidy.

10. Within the framework of this agreement, immediately shall be construed to mean after allowance of an appropriate period of 30 bank working days.

11. The disclosure obligation according to item 6.1 of the General Provisions shall exist only when the subsidy recipient has made application for further allocations for the same purpose from other public agencies via the Dresdner Bank as the company's bank. Otherwise a disclosure obligation of the Dresdner Bank according to item 6 shall exist only if the office of the Dresdner Bank responsible for handling the transfer of subsidies has learned of measures subject to the disclosure requirement especially according to items 6.1 -
     6.5 of the General Provisions while exercising the diligence which it ordinarily applies in bank transactions.

12. Transfer of recovered subsidies according to item 7.4 of the General Provisions by the Dresdner Bank to the SAB shall presuppose that the Dresdner Bank has received them beforehand. Recovery of subsides according to item 7.5 (a) of the General Provisions shall presuppose violation of obligations to the SAB by the Dresdner Bank. An independent recovery claim against the Dresdner Bank may only be lodged as a compensation claim.

     In this case the Dresdner Bank shall have the right to assert - in case of damages this must be proven by the Dresdner bank - that the claimed damages would have arisen in their entirely or in part even without its fault.

13. Amendments to this agreement must be in writing to be valid. This shall also apply to amendments of this written form clause.

14. If one of the agreements should be invalid or impracticable in whole or in part, the preceding agreement shall remain otherwise unaffected thereby. The parties shall replace an agreement which is wholly or partially invalid or impracticable by an agreement which commercially best corresponds to the impracticable or invalid provision in its result. This shall apply accordingly to the case in which deficiencies in the provisions should be subsequently ascertained.

Dresden, Feb. 12, 1997                    Dresden,                  1997

     /signature/
 Signatures illegible
---------------------------                -------------------------------
Saxon Development Bank                     Dresdner Bank AG in Dresden

Appendix 4
----------

                           DECLARATION OF LIABILITY

Sachsische Aufbaubank
Pirnaische Strasse 9

06109 Dresden

Customer no. 262-206553
Project no. 2514-7943

REGIONAL ECONOMIC DEVELOPMENT PROGRAMME OF THE FREE STATE OF SAXONY

Company:  AMD Saxony Manufacturing GmbH

Together with the applicant, AMD Saxony Manufacturing GmbH, Advanced Micro Devices, Inc. and AMD Saxony Holding GmbH will assume joint and several liability for the grants amounting to DM 476,687,000.00 in the cases set forth in Sections 7 and 8 of the General Conditions for Grants under the Regional Economic Development Programme of the Free State of Saxony - Version for the Grant Recipient - version 31515 dated August 1995 and the Schedule of Conditions in the event that the equity scheduled in the financial plan (nominal capital and shareholder loans equalling altogether DM 507,500,000.00) cannot be employed in full by the applicant.


------------------------------
(Place and date)



------------------------------             ------------------------------
AMD Saxony Manufacturing GmbH              AMD Saxony Holding GmbH
(Signature and company stamp)              (Signature and company stamp)


------------------------------
Advanced Micro Devices, Inc.
(Signature and company stamp)